Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 11, 2006	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

     Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ending June 30,2006 of $832,100, or $0.20 per share, as compared to $757,044 or $0.19 per share for the same period a year ago. Year to date earnings for the first six months were reported to be $1,498,042 or $0.37 per share compared to $1,487,185 or $0.37 per share as of June 30, 2005.

     As of 6/30/06, the Company reported assets of $335,996,661, an increase of $15.5 MM from 6/30/05.

     In commenting on the Company's growth and earnings performance, Chairman and CEO Richard White said that the Company's loan growth continues to be very strong, with a 12.8% increase in loans year over year. Additionally non interest income has been better than expected, in part from an increase in fees earned on the sale of loans into the secondary market.

     The increase in the bank's loan volume stems from over 900 installment loans, 400 mortgage loans and 225 commercial loans totaling $67.8 MM in the first six months of the year. "Clearly this level of lending activity to individuals and businesses has a huge ripple effect in the communities we serve and supports the local economy," White said

     The Company's board of directors has declared a cash dividend of $0.17 per share, payable August 1, 2006 to shareholders of record as of July 15, 2006.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

     Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.